Exhibit 5.1

ATTORNEYS AT LAW

May 20, 2021 Board of Directors Harbor Custom Development, Inc. 11505 Burnham Dr., Suite 301 Gig Harbor, WA 98332

Michael J. FitzGerald*

Eoin L. Kreditor*

Eric P. Francisconi

Lynne Bolduc

George Vausher, LLM, CPA‡

John C. Clough

David M. Lawrence

Robert C. Risbrough

Robert M. Yoakum

Sherilyn Learned O’Dell

Natalie N. FitzGerald

Brook John Changala

Josephine Rachelle Aranda

Derek R. Guizado

John M. Marston†

Deborah M. Rosenthal†

Maria M. Rullo†

Larry S. Zeman†

Re:	Registration Statement No. 333-255229

Ladies and Gentlemen:

We have acted as counsel to Harbor Custom Development, Inc., a Washington corporation (the “Company”), in connection with the proposed issuance of up to (i) 1,150,000 shares of its Series A Cumulative Convertible Preferred Stock, no par value per share (the “Series A Preferred Shares”) which are convertible into 4,792,050 shares of the Company’s common stock, no par value per share (the “Common Stock”), subject to adjustment pursuant to its terms (the “Investor Conversion Shares”); (ii) warrants (the “Public Warrants”) exercisable to purchase up to 3,450,000 shares of Common Stock, subject to adjustment pursuant to their terms (the “Public Warrant Shares”); (iii) warrants to the representative of the underwriters (and including the warrants in (iv) below, the “Representative’s Warrants,” and collectively with the Public Warrants, the “Warrants”) exercisable to purchase up to 10,000 Series A Preferred Shares, which are convertible into 41,670 shares of Common Stock, subject to adjustment pursuant to their terms (the “Representative Warrant Conversion Shares,” and together with the Investor Conversion Shares, the “Series A Preferred Conversion Shares”); (iv) warrants to the representative of the underwriter which are exercisable for warrants which are exercisable to purchase up to 30,000 shares of Common Stock, subject to adjustment pursuant to their terms (the “Representative Warrant Shares,” and together with the Public Warrant Shares, the “Warrant Shares”). The Series A Preferred Shares, the Series A Preferred Conversion Shares, the Warrants, the Warrant Shares, and the Common Stock are referred to herein collectively as the “Securities.”

The Securities are included in a registration statement on Form S-1 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on April 14, 2021 (Registration No. 333-255229) (the “Registration Statement”), as amended. The term “Securities” shall include any additional securities registered by the Company pursuant to Rule 462(b) under the Act in connection with the offering contemplated by the Registration Statement.

The Securities are proposed to be issued and sold by the Company pursuant to an Underwriting Agreement (the “Underwriting Agreement”) by and between the Company and ThinkEquity, a division of Fordham Financial Management, Inc., substantially in the form filed as Exhibit 1.1 to the Registration Statement. We understand that the Warrants will be issued and sold pursuant to the terms of the Warrant Agency Agreement, substantially in the form filed as Exhibit 4.4 to the Registration Statement (the “Warrant Agency Agreement”).

2 Park Plaza, Suite 850 ˖ Irvine, CA 92614 | Tel: 949-788-8900 ˖ Fax: 949-788-8980 ˖ www.fyklaw.com

*Professional Corporation ˖ †Of Counsel ˖ ‡Certified Specialist in Estate Planning, Trust & Probate Law, and in Taxation Law, State Bar of California

May 20, 2021 Page 2

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Securities.

As such counsel, we have examined (a) the Registration Statement; (b) the Underwriting Agreement; (c) the Warrants and Warrant Agency Agreement, substantially in the same form filed as Exhibit 4.4 to the Registration Statement (the “Warrant Agency Agreement”); (d) the Certificate of Designation of Rights and Preferences of the Series A Cumulative Convertible Preferred Stock proposed to be filed by the Company with the Secretary of State of the State of Washington prior to the issuance of the Series A Preferred Shares, a copy of which is filed as Exhibit 4.3 to the Registration Statement (the “Certificate of Designation”); and (e) such corporate documents and records of the Company and such other instruments, certificates, and documents as we have deemed appropriate for purposes of this letter. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. We have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the Washington Business Corporation Act of the State of Washington and federal laws of the United States and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that (i) the Series A Preferred Shares have been duly authorized and, when the Certificate of Designation is filed with the Secretary of State of the State of Washington and the Series A Preferred Shares are issued and paid for in accordance with the terms of the Underwriting Agreement, such Series A Preferred Shares will be validly issued, fully paid, and nonassessable; (ii) the Warrants have been duly authorized by the Company and, when the Warrant Agency Agreement is executed and delivered, and when the Warrants are issued, delivered, and paid for in accordance with the terms of the Underwriting Agreement and as described in the Registration Statement, the Warrants will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms; and (iii) the Warrant Shares have been duly authorized and, when issued and paid for upon exercise of the Warrants in accordance with the terms thereof and the Registration Statement, will be validly issued, fully paid, and non-assessable.

The foregoing opinions are subject to (a) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement, or similar laws affecting the rights and remedies of creditors’ generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers; and (b) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief, or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” We further consent to the incorporation by reference of this letter and consent into any registration statement filed pursuant to Rule 462(b) with respect to the Securities. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Lynne Bolduc
Lynne Bolduc, Esq.